News Release

For more information, contact:

Mike Barger	Nathan Speicher
Acelity Corporate Communications	Acelity Investor Relations
Phone: +1 210-255-6824	Phone: +1 210-255-6027
Email: mike.barger@acelity.com	Email: nathan.speicher@acelity.com

Thomas Casey Named Executive Vice President,
Chief Financial Officer for Acelity

SAN ANTONIO, Nov. 10, 2014 - Acelity L.P. Inc. announced today the appointment of Thomas Casey, a well-respected financial leader, as Executive Vice President and Chief Financial Officer.

Tom brings to Acelity 30 years of financial accounting, reporting, planning and analysis experience, which include nearly two decades of roles in senior leadership. Most recently, Tom served as Executive Vice President and CFO at Clear Channel where he was responsible for overseeing all financial, IT and shared services activities for the global media and entertainment company with more than $6 billion in annual revenue. Prior to this role, Tom was Executive Vice President at Washington Mutual. Previous to this, Tom served as Senior Vice President and CFO for GE Financial Assurance, a global insurance provider with more than $200 billion in assets. Tom started his career at Coopers & Lybrand.

“Tom has an exceptional track record of contributing to multiple businesses at a broad level and I’m excited to have him as a member of the leadership team,” said Joe Woody, President & CEO, Acelity. “His strategic and financial planning experience rooted in integrity and accountability will be invaluable as Acelity continues to achieve our growth initiatives in 2015 and the years to come.”

“I am excited about joining a company that produces solutions that dramatically improve the lives of people around the world and look forward to working with the leadership team and employees as we continue to build the Acelity brand,” Tom said.

Tom holds a Bachelor of Science degree in accounting from King’s College in Wilkes-Barre, Penn., and is a certified public accountant.

About Acelity
Acelity is a global wound care and regenerative medicine company created by uniting the strengths of three companies, Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management, Limited. We are committed to advancing the science of healing and restoring people’s lives. Available in more than 75 countries, the innovative and complementary Acelity product portfolio delivers value through solutions that speed healing and lead the industry in quality, safety and customer experience. Headquartered in San Antonio, Texas, Acelity employs more than 5,500 people around the world. We believe in enabling better futures for everyone. Please visit acelity.com.